Exhibit 99.1

FOR IMMEDIATE RELEASE

LAYNE CHRISTENSEN REPORTS

THIRD QUARTER FISCAL 2016 FINANCIAL RESULTS

THE WOODLANDS, TEXAS, Wednesday, December 9, 2015 – Layne Christensen Company (NASDAQ: LAYN) (“Layne” or the “Company”) today announced financial and operating results for the fiscal 2016 third quarter ended October 31, 2015 (Q3 FY 2016).

Two items affect the presentation of financial results for the quarter. First, Layne realigned its operating structure by combining the Energy Services segment with the Water Resources segment. This realignment is expected to increase efficiencies both in terms of asset management and operations. All financial information has been recast to reflect this realignment. Further, on August 17, 2015, Layne closed the sale of its Geoconstruction business segment for total consideration of approximately $47.7 million, including amounts for post-closing adjustments. Financial results for Layne reflect Geoconstruction as discontinued operations for both current and historical periods.

Overview

•	Revenues declined 13% to $173.2 million in Q3 FY 2016 from $199.1 million in Q3 FY 2015, driven mainly by lower revenues at Mineral Services and Heavy Civil, partially offset by revenue increases at Water Resources and Inliner. Revenues in Q2 FY 2016 were $176.3 million.

•	Water Resources and Inliner posted solid performance during the quarter while losses continued to narrow at Heavy Civil. Mineral Services was negatively impacted by the ongoing commodity related headwinds and continuing operating and restructuring costs in Africa as part of its exit from the region.

•	Reported net loss attributable to Layne was $3.4 million in Q3 FY 2016 or $(0.17) per diluted share, compared to a net loss of $4.5 million, or $(0.23) per diluted share, in Q3 FY 2015. Reported net loss attributable to Layne was $18.2 million in Q2 FY 2016, or $(0.93) per diluted share.

•	Included in Q3 FY 2016 results were $2.2 million, or $(0.11) per diluted share, in restructuring costs, primarily related to Mineral Services’ exit from its Africa business.

•	Q3 FY 2016 results also included a $5.6 million profit, or $0.28 per diluted share, from the discontinued Geoconstruction operations, primarily related to the gain on sale of the business.

•	Total backlog of $386.4 million at October 31, 2015 compared to $380.9 million at July 31, 2015, and $416.3 million at October 31, 2014.

•	As of October 31, 2015, cash and cash equivalents were $69.7 million, total debt was $162.7 million, and total equity was $144.2 million ($6.80 per share). Total liquidity, including availability under Layne’s credit facility and total cash and cash equivalents, was $140.2 million at October 31, 2015, compared to $97.1 million at July 31, 2015.

CEO Commentary

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “Our third quarter results reflect the ongoing strength of our core water-related platforms, which again delivered higher revenues. In addition, we demonstrated meaningful progress in transforming our Heavy Civil division where we delivered close to break-even results as cost reductions, risk management initiatives and enhanced commercial discipline continued to take hold. The ongoing commodity related headwinds continue to adversely impact our Mineral Services business; however, we anticipate operating this segment on a cash neutral basis going forward. To that end, we are progressing the wind down of our Mineral Services operations in Africa and are currently seeking a number of alternatives to monetize the assets.

“Moreover, we remain committed to transforming our portfolio of businesses and our work to date has allowed us to dramatically improve our credit and liquidity position. This strategic transformation of our operating portfolio continues with the integration of our Energy Services segment into the Water Resources segment. With the strategic and operational synergies that exist in these two business segments, we believe this combination will create a more efficient business model, reduce our cost structure, and still enable us to grow our business with energy clients as conditions improve. Overall, we have enhanced our business and expect next year to be improved over our current fiscal year; however, the winter and holiday season is typically our slowest time of the year and we expect financial results for our fiscal fourth quarter to be lower compared to third quarter results.

“Finally, we continue to also make progress on our company-wide business performance improvement initiative designed to reduce our overall cost structure, enhance our efficiencies, and optimize our commercial strategy with a focus on improving profitability and cash flow. I remain encouraged with our progress thus far, and while we recognize there is much more work ahead of us, we are optimistic about the future of Layne,” added Caliel.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA

	Three Months Ended October 31, (unaudited)		Nine Months Ended October 31, (unaudited)
(in thousands, except per share data)	2015	2014	2015	2014
Revenues	$173,179	$199,112	$523,767	$541,857
Cost of revenues (exclusive of depreciation and amortization, and impairment charges shown below)	(142,941)	(162,968)	(437,421)	(455,980)
Selling, general and administrative expenses (exclusive of depreciation and amortization shown below)	(25,372)	(28,705)	(83,447)	(85,958)
Depreciation and amortization	(7,940)	(10,077)	(24,929)	(32,333)
Impairment charges	—	—	(4,598)	—
Restructuring costs	(2,177)	(828)	(6,728)	(2,156)
Equity in losses of affiliates	(540)	(1,453)	(2,133)	(1,731)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(5,199)	(3,259)	(13,346)	(10,333)
Other income, net	744	960	2,037	1,571

Loss from continuing operations before income taxes	(10,246)	(7,218)	(42,562)	(45,063)
Income tax benefit	1,252	5,544	3,484	3,575

Net loss from continuing operations	(8,994)	(1,674)	(39,078)	(41,488)
Net income (loss) from discontinued operations	5,552	(2,812)	10,924	(44,709)

Net loss	(3,442)	(4,486)	(28,154)	(86,197)
Net income attributable to noncontrolling interests	—	(18)	—	(1,063)

Net loss attributable to Layne Christensen Company	$(3,442)	$(4,504)	$(28,154)	$(87,260)

Earnings per share information attributable to Layne Christensen Company shareholders:
Loss per share from continuing operations - basic and diluted	$(0.45)	$(0.09)	$(1.98)	$(2.17)
Earnings (loss) per share from discontinued operations - basic and diluted	0.28	(0.14)	0.55	(2.27)

Loss per share attributable to Layne Christensen Company - basic and diluted	$(0.17)	$(0.23)	$(1.43)	$(4.44)

Weighted average shares outstanding - basic and dilutive	19,752	19,634	19,711	19,629

Q3 FY 2016 Results Overview

Revenues for Q3 FY 2016 decreased $25.9 million, or 13%, to $173.2 million from $199.1 million in Q3 FY 2015. Lower revenues at Mineral Services and Heavy Civil were partially offset by increases in Inliner and Water Resources.

As a percentage of revenues, cost of revenues for Q3 FY 2016 were relatively steady at 82.5% compared to 81.8% in Q3 FY 2015.

Selling, general and administrative (SG&A) expenses in Q3 FY 2016 decreased by $3.3 million to $25.4 million, or 14.7% of revenues, from $28.7 million, or 14.4% of revenues, in Q3 FY 2015. The reduction in SG&A expense from the prior year was primarily due to reduced compensation expense.

Depreciation and amortization decreased 21% to $7.9 million for Q3 FY 2016 from $10.1 million for the same period last year, primarily due to reduced capital expenditures.

Interest expense increased to $5.2 million for Q3 FY 2016 from $3.3 million for the same period last year. The increase was mainly due to a higher debt balance and higher interest rate related to the issuance of the 8.0% Convertible Notes during the first quarter of FY 2016.

Income tax benefit from continuing operations of $1.3 million was recorded for Q3 FY 2016, compared to a $5.5 million benefit for the same period last year. Layne recorded no tax benefit on domestic deferred tax assets and certain foreign deferred tax assets generated during Q3 FY 2016.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for Q3 FY 2016 for each segment versus the prior year period follows the table.

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2015	2014	2015	2014
Revenues
Water Resources	$59,458	$56,811	$172,536	$160,913
Inliner	51,529	50,867	141,339	124,187
Heavy Civil	39,187	54,006	137,709	156,594
Mineral Services	22,806	37,207	71,933	98,666
Other	4,784	5,687	13,234	14,587
Intersegment eliminations	(4,585)	(5,466)	(12,984)	(13,090)

Total revenues	$173,179	$199,112	$523,767	$541,857

Equity in losses of affiliates

Mineral Services	$(540)	$(1,453)	$(2,133)	$(1,731)

Income (loss) from continuing operations before income taxes
Water Resources	$3,231	$3,899	$5,185	$9,296
Inliner	6,573	6,614	16,975	15,183
Heavy Civil	(737)	(2,200)	(3,280)	(15,417)
Mineral Services	(6,175)	(2,106)	(22,633)	(7,049)
Other	(186)	394	43	556
Unallocated corporate expenses	(7,753)	(10,560)	(29,742)	(37,299)
Gain on extinguishment of debt	—	—	4,236	—
Interest expense	(5,199)	(3,259)	(13,346)	(10,333)

Total loss from continuing operations before income taxes	$(10,246)	$(7,218)	$(42,562)	$(45,063)

	As of
(in thousands)	October 31, 2015	January 31, 2015
	(unaudited)	(unaudited)
Balance Sheet Data
Cash and cash equivalents	$69,687	$21,661
Adjusted working capital (working capital excluding cash and cash equivalents)	73,411	83,171
Total assets	518,508	545,513
Total long term debt, excluding current maturities	162,712	132,137
Total Layne Christensen Company equity	144,080	181,215
Common shares issued and outstanding	21,199	20,121

Water Resources

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2015	2014	2015	2014
Revenues	$59,458	$56,811	$172,536	$160,913

Income before income taxes	3,231	3,899	5,185	9,296
Impairment charges, included above	—	—	(4,598)	—

Higher revenues at Water Resources in Q3 FY 2016 reflected overall market strength and high asset utilization rates and benefitted from the impact of drought and agribusiness-related water management projects in the western United States. With the combination of Energy Services during the quarter, year over year revenue growth was negatively impacted by reduced water management services activity in the energy sector.

Income before income taxes was $3.2 million, or 5.4% of revenues, compared to $3.9 million, or 6.9% of revenues, in Q3 FY 2015. Reduced margins were related to a few drilling jobs that had lower margins during the quarter, as well as reduced profitability from our energy customers.

Backlog at Water Resources increased to $102.1 million as of October 31, 2015 compared to $97.9 million at July 31, 2015.

Inliner

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2015	2014	2015	2014

Revenues	$51,529	$50,867	$141,339	$124,187
Income before income taxes	6,573	6,614	16,975	15,183

Higher revenues at Inliner were primarily due to the increase in work orders under existing contracts, and additions in the number of work crews and equipment. Inliner continues to increase its workforce and equipment capacity to address market growth opportunities.

Income before income taxes was flat at $6.6 million compared to $6.6 million in Q3 FY 2015. As a percentage of revenues, income before income taxes decreased to 12.8% from 13.0% in Q3 FY 2015.

Backlog at Inliner increased to $122.5 million as of October 31, 2015, compared to $118.9 million as of July 31, 2015.

Heavy Civil

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2015	2014	2015	2014
Revenues	$39,187	$54,006	$137,709	$156,594
Loss before income taxes	(737)	(2,200)	(3,280)	(15,417)

The decline in revenues at Heavy Civil is due to the continuing strategic shift towards a more selective new business approach focused on negotiated and alternative delivery contracts and less emphasis on traditional fixed-price contracts. These negotiated and alternative delivery contracts are typically lower risk and are contributing to improved margins.

Loss before income taxes narrowed to $(0.7) million in Q3 FY 2016 from $(2.2) million in Q3 FY 2015 due to less cost degradation on troubled projects, improving performance on alternative delivery projects, lower overhead costs and reduced depreciation expense.

Backlog at Heavy Civil was $161.8 million as of October 31, 2015 compared to $164.1 million as of July 31, 2015.

Mineral Services

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2015	2014	2015	2014
Revenues	$22,806	$37,207	$71,933	$98,666

Loss before income taxes	$(6,175)	$(2,106)	$(22,633)	$(7,049)
Restructuring costs, included above	(2,191)	(237)	(13,887)	(1,339)
Equity in losses of affiliates, included above	(540)	(1,453)	(2,133)	(1,731)

The decline in revenues at Mineral Services is the result of a continued decline in commodity minerals prices and reduced mining activity around the world. Mineral Services revenues in the United States remained relatively stable as Layne benefited from the growth of mine water management services. Mineral Services revenues outside the U.S. declined as foreign locations have been more severely impacted by the drop in commodity prices.

Loss before income taxes widened to $(6.2) million in Q3 FY 2016 compared to $(2.1) million in the prior year primarily as a result of the decision to exit operations in Africa. Layne incurred restructuring costs of approximately $2.2 million during Q3 FY 2016, primarily related to severance costs. In addition to the restructuring costs, Mineral Services incurred operating losses during the quarter related to Africa of approximately $1.7 million.

Equity in losses from affiliates in South America improved slightly during Q3 FY 2016 compared to the same period in FY 2015. Layne’s affiliates continue to be impacted by depressed minerals markets.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses, were $7.8 million for Q3 FY 2016 compared to $10.6 million for the same period last year. The decrease was primarily due to reductions in compensation and consulting expenses. While Layne expects corporate expenses to decline in future periods, on-going strategic review efforts and costs related to business performance improvement will require additional investment in the near term.

Conference Call

Layne Christensen will conduct a conference call at 9:00 AM ET / 8:00 AM CT Thursday, December 10, 2015, to discuss these results and related matters. Interested parties may participate in the call by dialing 1-877-407-0672 (Domestic) or 1-412-902-0003 (International). The conference call will also be broadcast live via the Investor Relations section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days. A telephonic replay of the conference call will be available through December 17, 2015 and may be accessed by calling 1-877-660-6853 (Domestic) or 1-201-612-7415 (International) and using passcode 13624059#.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intend,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: prevailing prices for various commodities, unanticipated slowdowns in the Company’s major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

About Layne

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

Contacts

J. Michael Anderson

Chief Financial Officer

281-475-2694

michael.anderson@layne.com

Dennard Lascar Associates

Ken Dennard/Jack Lascar

713-529-6600

ken@dennardlascar.com

jlascar@dennardlascar.com

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